Exhibit (p6)

Code of Ethics

Incorporating:

•	personal account dealing;

•	gifts & hospitality;

•	outside business interests; and

•	political contributions.

Contents

I.	INTRODUCTION	2

1. Purpose		2
2. Scope		2
3. Governance		2
4. Violations		3
5. Rule 17J-1		3

II.	CONDUCT RULES	4

1. Introduction		4
2. Rule 1 – Integrity		4
3. Rule 2 – Due skill, care and diligence		4
4. Rule 3 – Cooperation with regulators		5
5. Rule 4 – Interests of customers and treating clients fairly		5
6. Rule 5 – Market conduct		5
7. Rule 6 – Consumer Duty		6
8. Other Policies		6

III.	PERSONAL ACCOUNT DEALING	7

1. Introduction		7
2. Connected Persons		7
3. Securities in Scope		7
4. Prohibited Transactions		8
5. Personal Account Dealing Procedure		9
6. Periodic Reports / Notifications		10

IV.	GIFTS AND HOSPITALITY	11

1. Introduction		11
2. What is Acceptable?		11
3. What is Prohibited?		12
4. Foreign Corrupt Practices Act		13
5. Charitable Donations		13

V.	OUTSIDE BUSINESS INTERESTS	14

1. Introduction		14
2. Prior Approval		14
3. New Employees		14
4. Connected Persons		14

VI.	POLITICAL CONTRIBUTIONS	15

1. Introduction		15
2. Prohibition / Prior Approval		15

APPENDIX 1 – GLOSSARY		16

APPENDIX 2 – ITERATION LOG		17

I.	INTRODUCTION

1.	Purpose

The Code of Ethics (“the Code”) sets forth standards of business conduct required of Employees which reflect the fiduciary obligations owed to clients. Further, it articulates policy and procedure designed to address conflicts of interest arising from:

•	personal account dealing;

•	corporate gifts and hospitality;

•	outside business interests; and

•	political contributions.

The Code has been adopted pursuant to Rule 204A-1 of the Investment Advisers Act of 1940 which applies to Fundsmith Investment Services Limited ( “Fundsmith”) as a US registered investment adviser. The Code has been designed to satisfy the regulatory requirements of the U.S. Securities and Exchange Commission (“SEC”) and the Financial Services Commission of Mauritius (“FSC”) in respect of the four topics listed above.

2.	Scope

The Code applies to all employees, executive directors, partners, officers and contractors1 (hereafter collectively referred to as “Employees”) engaged by Fundsmith.

Employees are provided with a copy of the Code and with any subsequent amendments, and are required to provide written acknowledgement of receipt, which is a condition of their employment.

For the purposes of the SEC rules, all Employees are deemed Access Persons2. The non-executive independent directors of Fundsmith are not considered Access Persons and are not subject to the Code.

3.	Governance

The Code is owned by the Compliance Department. The Senior Manager responsible for the Code is the Chief Compliance Officer, Ms Sameerah Joomun Nuseeb (“CCO”). Employees should refer to the Compliance Department for interpretive issues which arise in relation to the Code. Exceptions to the Code may be granted by the Compliance Department to the extent that they are permitted by law and do not violate the principles upon which the Code is based.

The Compliance Department is responsible for reviewing Employee requests made under sections III – VI of the Code. Employee activity and behavior in scope of the Code is subject to ongoing monitoring and surveillance activity.

1 The application of the Code to contractors is dependent on role and is determined by the Compliance Department on a case-by-case basis.

2 persons: (a) who have access to non-public information regarding any clients’ purchase or sale of securities, or non-public information regarding the portfolio holdings of any reportable fund; or (b) who are involved in making securities recommendations to clients, or who has access to such recommendations that are non- public.

The Code will be reviewed annually by the Compliance Department and is subject to the approval of the Board of Directors ( “Board” ).

Intra-year amendments considered material must be approved by the Board. Minor and / or administrative amendments can be approved by the Compliance Department.

4.	Violations

Employees are required to promptly inform the Compliance Department if they become aware of a violation of the Code. The Compliance Department escalate all violations of the Code to the CCO. Material violations of the Code can result in reprimands, restrictions on activities, disgorgement, and disciplinary action up to and including dismissal. Isolated and minor oversights of the Code will not result in disciplinary action so long as Employees notify the Compliance Department upon discovering the breach.

Employees are also referred to the Whistleblowing Policy which sets out the channels through which concerns can be raised about Fundsmith’s business and/or its Employees.

5.	Rule 17J-1

Fundsmith intends to provide advisory services to a fund registered under the Investment Company Act 1940 (“the Fund”) and must satisfy certain provisions under Rule 17j-1. Accordingly, the Compliance Department will obtain approval from clients registered under the Investment Company Act 1940, no later than six months after a material change to the Code is adopted. Further, the Compliance Department will provide such clients with a written report annually describing any issues arising under the Code since the last report, including, but not limited to, information about material violations of the Code and sanctions imposed thereof.

Employees are strictly prohibited from engaging in any conduct prohibited by Rule 17j-1(b), namely that in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by the Fund, they must not:

•	employ any device, scheme or artifice to defraud the Fund;

•	make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

•	engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

•	engage in any manipulative practice with respect to the Fund.

II.	CONDUCT RULES

1.	Introduction

Fundsmith has adopted the Code to mandate high standards of ethics and business conduct and adherence to all applicable laws, including US federal and state securities laws. The Code is predicated on the principle that Fundsmith owes a fiduciary obligation to its clients. This involves a duty to act in the utmost good faith and in the best interests of the client, and to always place the client’s interests first and foremost. Accordingly, all Employees must avoid activities, interests and relationships that run contrary, or appear to run contrary, to the best interests of clients.

Fundsmith fosters a culture of compliance and it expects the highest possible standards of conduct, ethics and integrity from all Employees, regardless of location or the jurisdiction in which he/she conducts business in.Employees are responsible for exercising good judgment and applying ethical principles, and bringing violations or potential violations of the Code to the attention of the Compliance Department.

2.	Rule 1 – Integrity

“You must act with integrity” – violations could include:

•	Mismarking the valuation of an investment in a fund;

•	Allocating profitable trades to an account with a higher management fee;

•	Misleading clients, investors, auditors, regulators or the Compliance Department;

•	Falsifying documents, including training, qualifications, past employment records;

•	Destroying documents with a view to misleading another party;

•	Misappropriating client assets or using them for personal gain;

•	Intentionally submitting inaccurate expense claims;

•	Deliberately breaching the personal account dealing policy; or

•	Preparing incorrect or inaccurate regulatory filings or client performance reports.

3.	Rule 2 – Due skill, care and diligence

“You must act with due skill, care and diligence” – violations could include:

•	Failing to recognise suspicious trades executed for a client and report them to the Compliance Department;

•	Disclosing confidential information about a client to a third party;

•	Failing to inform the Compliance Department of a conflict of interest that has come to your attention;

•	Investing in a company that is unsuitable for the client’s investment objectives and/or risk tolerance; or

•	Engaging in anti-competitive behaviour as part of an initial public offering.

4.	Rule 3 – Cooperation with regulators

“You must be open and cooperative with the FSC, the SEC and other regulators” – Violations could include:

•	Lying to the regulator;

•	Not informing the regulator of an issue that it would expect notice of;

•	Down-playing an issue to the regulator;

•	Concealing information from the regulator;

•	Failing without good reason to tell a regulator information you are aware of in response to questions; or

•	Failing without good reason to provide documents within a timeframe stipulated by the regulator.

5.	Rule 4 – Interests of customers and treating clients fairly

“You must pay due regard to the interests of customers and treat them fairly ” – Violations could include:

•	Failing to provide an adequate explanation of the risks of a fund to an investor;

•	Trading in a security for a personal account in advance of a client or otherwise in conflict with the interest of a client;

•	Providing inaccurate, inadequate or false or misleading information about a fund to an investor;

•	Investing in a company that is unsuitable for the client’s investment objectives and/or risk tolerance;

•	Making allocations of investment opportunities or trade fills that unfairly prejudices a client; or

•	Failing to acknowledge or resolve mistakes in dealing with customer assets including trade errors.

6.	Rule 5 – Market conduct

“You must observe proper standards of market conduct ” – Violations could include:

•	Insider dealing – buying or selling securities (or amending or cancelling an order), or encouraging others to do so, while in possession of inside information relating to that security or the relevant company;

•	Unlawful disclosure – disclosing inside information to another person where that disclosure falls outside of the proper course of an Employee’s employment, profession or duties;

•	Trading in securities (or order placement) that does not represent entirely genuine supply and demand, for example, where the motive for entering the trade or placing the order is, at least in part, to create an impression;

•	Spreading information around the market about a security or the relevant company that gives others in the market a false or misleading signal as to the supply, demand or price of a security; or

•	Engaging in anti-competitive behaviour as part of an initial public offering.

7.	Rule 6 – Consumer Duty

“You must act to deliver good outcomes for retail customers” – Violations could include:

•	The Governance of Products and Services – selling products to consumers whereby the products are not designed to meet that particular consumers’ needs.

•	Price and Value – charging a customer a price for a product or service that is unreasonable compared to the overall benefits received. Factors for consideration when setting a price include the nature, the quality, and the benefits of the product or service.

•	Consumer Understanding – failing to provide relevant information to a consumer, so that they can make informed choices.

•	Consumer Support – failing to provide consumers with the support that will allow them to realise the benefits of products and services.

8.	Other Policies

The Code is supplemented by Fundsmith’s broader policy suite which is located here. Employees must read, understand and adhere to all applicable policies and manuals.

III.	PERSONAL ACCOUNT DEALING

1.	Introduction

Fundsmith has adopted the following rules to address conflicts of interest and market abuse risk in respect of Employee personal account dealing.

Employees must conduct personal account dealing activity in a manner that avoids any actual, potential, or perceived conflict of interest; the interests of clients are paramount and must be placed ahead of personal account dealing activity. Further, short-term personal trading activity that could conflict with an individual’s day-to-day responsibilities at Fundsmith is strictly prohibited.

Employees are similarly prohibited from engaging in market abuse and / or otherwise misusing information available to them through their employment with Fundsmith. This includes, but is not limited to, “front running” of client orders, namely a personal account transaction, submitted on the basis of, and ahead of, a client order (where the information concerning the order is inside information), and which takes advantage of the anticipated impact of the order on the market price.

Employees are referred to the Market Conduct Policy and the Conflicts of Interest Policy for further information.

2.	Connected Persons

This section of the Code also applies to Employees’ “Connected Persons”, which includes a spouse; partner; civil partner; dependent child / stepchild; other relatives sharing the same household for at least one year preceding the transaction date; any person to whom an Employee has close links; and other persons whose relationship with the Employee is such that the Employee has a direct or indirect interest in the outcome of the transaction. Any reference hereafter to “Employee(s)” throughout section III, includes an Employee’s Connected Persons.

3.	Securities in Scope

3.1.	Reportable Securities

The personal account dealing rules apply to the following securities (hereafter referred to as Reportable Securities) unless specifically exempted by section III. 3.2:

•	Fundsmith Equity Fund, Fundsmith Equity Fund – Sicav, Fundsmith Equity Fund LP, Fundsmith Global Equity Fund Feeder, Fundsmith Sustainable Equity Fund, Fundsmith Sustainable Equity Fund – Sicav, Fundsmith Sustainable Equity Fund LP, Smithson Investment Trust plc, Smithson LP, Fundsmith Reserve Fund (Fundsmith’s fund).

•	TIFF Multi-Asset Fund.

•	Equities (listed and unlisted);

•	American, Global and European Depositary Receipts;

•	Fixed income instruments (including corporate, municipal, government (save for fixed income instrument issued by the governments of France, Germany, Italy, UK, Japan, USA and Canada);

•	Exchange Traded Funds (unless structured as a regulated open-ended fund);

•	Exchange Traded Notes, Exchange Traded Commodities;

•	Closed-ended funds (including investment trusts);

•	Unregulated / private funds (e.g. hedge funds, private equity funds);

•	Private placements, limited offerings and initial public offerings.

3.2.	Exempt Securities

The personal account dealing rules do not apply to the following securities (hereafter referred to as Exempt Securities):

•	Regulated open-ended mutual funds where Fundsmith is not involved in the management of the fund (e.g. UCITS, Non-UCITS Retail Funds, US 1940 Act Funds);

•	Cryptocurrency (see section III. 3.4);

•	Money-market funds;

•	Reportable Securities in a Managed Account (see section III. 6.1);

•	Fixed income instruments issued by the governments of France, Germany, Italy, UK, Japan, USA and Canada;

•	UK Premium bonds;

•	Bank and term deposits;

•	Bankers acceptances, bank CDs, commercial paper and high quality short-term debt instruments;

•	Derivative trading or direct investment in physical commodities; currencies; interest rates.

3.3.	Investible Universe

Fundsmith maintains a list of investee companies and companies deemed potentially suitable for each strategy (hereafter collectively referred to as the “Investible Universe”). Employees are prohibited from investing in Reportable Securities within the Investible Universe3.

New Employees with existing positions in Reportable Securities in the Investible Universe must notify the Compliance Department. Employees are encouraged to check with the Compliance Department if there is any uncertainty over whether a Reportable Security is in the Investible Universe prior to submitting a trade request.

3.4.	Cryptoassets

Cryptocurrency (e.g. Bitcoin, Ethereum, Solana, Cardano) and non-fungible tokens in physical or digital artwork or music are Exempt Securities.

Employees must discuss with the Compliance Department the potential purchase or sale of all other Cryptoassets (including initial coin offerings) to determine whether they are Reportable Securities.

4.	Prohibited Transactions

The following are prohibited:

•	Transactions in Reportable Securities that are part of the Investible Universe;

3 The Investible Universe is coded on Star Compliance and will automatically deny trade requests in those securities.

•	Transactions in derivatives where the underlying instrument is a Reportable Security;

•	Sales in Reportable Securities that have been held for less than 30 calendar days;

•	Entering any financial arrangement designed to offset or reduce any potential gain or loss associated with deferred compensation in shares or units in one of Fundsmith’s funds. Such financial arrangements can include personal hedging strategies, remuneration or liability related contracts of insurance.

•	Transactions in Fundsmith’s funds as detailed at section III. 3.1 which are subject to reconstruction or closure.

•	Transactions in Reportable Securities that have been added to Fundsmith’s Restricted List[4].

•	Transactions in the Smithson Investment Trust plc. during a closed period[5].

5.	Personal Account Dealing Procedure

5.1.	Prior approval, confirmation, contract note

Employees must obtain approval by submitting a trade request on Star Compliance before trading a Reportable Security. Once approved, Employees have a 72 hour window to execute the transaction in the market.

Once executed, Employees must confirm the transaction on Star Compliance and upload a contract note within 14 calendar days of execution (this last step can be omitted if an Employee has set up a broker live feed to Star Compliance).

5.2.	Automatic Investment Plan

An automatic investment plan involves regular periodic purchases or sales which are made automatically in or from a Brokerage Account in accordance with a predetermined schedule and allocation.

When submitting a trade request on Star Compliance, Employees must indicate if the request relates to an automatic investment plan. Assuming the request is approved, Employees are not required to confirm each scheduled transaction on Star Compliance, but can instead update their holding in the relevant Reportable Security through the annual holdings report as explained at section III 6.4.

Amendments to an approved automatic investment plan will only be required if there is a proposed change to the timing or value of the monthly investment or if the Employee has stopped investing for a period and wishes to re-invest.

5.3.	Private placement, IPOs, limited offerings, secondary offerings

When submitting a trade request for a Reportable Security on Star Compliance, Employees must indicate if their request relates to a private placement, initial public offering, limited offering or secondary offering.

5.4.	Smithson Investment Trust plc.

The Smithson Investment Trust plc. is a UK listed company and therefore subject to additional share dealing requirements. Employees are prohibited from trading in the shares of the Smithson

4 The restricted list is coded on Star Compliance and will automatically decline trade requests.

5 The closed periods are coded on Star Compliance and will automatically decline trade requests.

Investment Trust plc. during its closed period6.

In addition to the prior approval requirement at section III. 5.1, Terry Smith must immediately notify Apex Listed Companies Services (UK) Limited of all trades in the Smithson Investment Trust plc. so that an RNS announcement can be issued.

6.	Periodic Reports / Notifications

6.1.	Securities Accounts

Employees must promptly disclose all new Brokerage Accounts and Managed Accounts on Star Compliance.

A “Brokerage Account” is defined as any account over which an Employee has control or discretionary trading authority and that has the capability to trade any securities.

A “Managed Account” is defined as an account that meets the following criteria:

•	the account is managed by a third-party investment manager; and

•	the Employee has no power to control or influence investment decisions in the account.

The disclosure and prior approval of Reportable Securities held in a Managed Account is not required.

6.2.	New Joiner Report

Employees must complete the New Joiner Report on Star Compliance within ten days from the commencement of employment.

The New Joiner Report requires the disclosure of all Brokerage Accounts and Managed Accounts which contain any securities that are held for the Employee’s direct or indirect benefit, regardless of whether the account holds Reportable Securities.

New Employees must also report all holdings in Reportable Securities, unless they are held in a Managed Account. Exempt Securities do not need to be disclosed.

6.3.	Quarterly Transaction Report

Employees must complete a Quarterly Transaction Report on Star Compliance within 30 calendar days of each quarter end, which confirms that Star Compliance contains an accurate record of all transactions in Reportable Securities, executed in the preceding calendar quarter.

Employees do not need to confirm transactions executed under an approved automatic investment plan (see section III. 5.2), but must update the relevant holding in the Annual Holdings Report.

6.4.	Annual Holdings Report

Employees must complete an Annual Holdings Report on Star Compliance within 30 calendar days of each calendar year end. This requires confirmation that all Brokerage Accounts and Managed Accounts, as well as positions in Reportable Securities have been disclosed.

6 The closed periods are coded on Star Compliance and will automatically decline trade requests.

IV.	GIFTS AND HOSPITALITY

1.	Introduction

Fundsmith has adopted the following rules to address the conflict of interests that arise from the provision and receipt of corporate gifts and hospitality. Employees must exercise the utmost care in the provision and receipt of gifts and hospitality and avoid such activity where it could compromise (or be perceived to compromise) his / her personal judgement, integrity, or place them under an improper obligation.

2.	What is Acceptable?

2.1.	Overriding Principle

Employees must act honestly, fairly and professionally, and in accordance with the best interests of clients. To this end, corporate gifts and hospitality must:

•	not impair compliance with Fundsmith’s (or a third party’s) duty to act in the best interests of clients;

•	be for a genuine business purpose and designed to enhance the quality of the service Fundsmith provides to clients;

•	only be of a reasonable and proportionate value.

Section IV. 2.2 and 3 elaborate by providing monetary thresholds and prohibitions that Employees must adhere to.

2.2.	Thresholds

The thresholds set out below apply to Employees who are directly involved in investment business, namely Sales and Marketing and the Investment Team.

Whilst Employees not involved directly in investment business must follow the approval and notification requirements below, such individuals may, at the discretion of the Compliance Department, be afforded more flexibility which is determined on a case-by-case basis. Approval will not however be granted for anything excessive or frequent, and requests will be closely monitored by the Compliance Department.

2.2.1.	Hospitality

Cost per head	Provided	Received
Rs 0 – Rs 1750	De-minimis – no reporting / approval requirement.	De-minimis – no reporting / approval requirement.
Rs 1750 – Rs 4500	Notify on Star Compliance within 14 calendar days of event.	Obtain prior approval on Star Compliance. If prior approval is not practicable, notify on Star Compliance as soon as possible but within 14 calendar days.
Rs 4500 +	Prior approval required by e- mail from COO and through Star Compliance (the COO e- mail must be forwarded to the Compliance Department.	Obtain prior approval through Star Compliance. Events of this value will generally not be permitted.

2.2.2.	Gifts

Provided	Received

Generally prohibited, save for Fundsmith branded items of a de minimis value for marketing purposes (e.g. books, pens, umbrellas with a value below Rs 1750).

Employees must discuss proposals for such items with the Compliance Department.

Generally prohibited, save for branded items of a de minimis value received as part of attending a conference, seminar or training event.

Gifts received above Rs1750 must be prior approved on Star Compliance, but will generally not be permitted.

3.	What is Prohibited?

The following are specifically prohibited:

•	more than six instances of hospitality with the same third party in 12 months;

•	aggregate spend of more than Rs 25,000 on one third-party in 12 months.

•	gifts and hospitality that have the intention, likelihood or appearance of influencing the recipient’s business judgement;

•	gifts and hospitality conditional on the purchase or sale of securities in a client account;

•	hospitality where the provider is not present;

•	the provision or receipt of cash or cash equivalents;

•	the offer of gifts and hospitality in the US to ERISA plan Fiduciaries, Union Officials and State and Local Pension Officials, and government employees, officials and public officials or politicians;

•	Gifts and hospitality that are frequent, excessive or that could bring Fundsmith or its clients into disrepute;

•	the solicitation or request for gifts or hospitality;

•	the provision of gifts or hospitality to any person or entity that could be subject to the Foreign Corrupt Practices Act (see section IV. 4);

•	the provision of gifts and hospitality to a Politically Exposed Person[7] or a relative or close associate of such an individual;

•	receipt of gifts and hospitality from a broker-dealer or money manager that provides trade execution and / or research services.

4.	Foreign Corrupt Practices Act

The US Foreign Corrupt Practices Act (“FCPA”) prohibits the direct or indirect giving of, or a promise to give, “things of value” in order to corruptly obtain a business benefit from an officer, employee, or other “instrumentality” of a foreign government. Companies that are owned, even partly, by a foreign government may be considered an “instrumentality” of that government. In particular, government investments in foreign financial institutions may make the FCPA applicable to those institutions. Individuals acting in an official capacity on behalf of a foreign government or a foreign political party may also be “instrumentalities” of a foreign government.

Employees are prohibited from providing gifts or hospitality to any person or entity that could be subject to the FCPA. Civil and criminal penalties for violating the FCPA can be severe. Employees must comply with the spirit and the letter of the FCPA at all times.

5.	Charitable Donations

Employees must not make charitable donations on Fundsmith’s behalf or solicit charitable donations from third parties connected to Fundsmith’s business, without prior approval from a director.

7 Heads of State, heads of government, ministers and deputy / assistant ministers; Members of Parliament or similar legislative bodies; Members of governing bodies of political parties; Members of a judicial body.

Members of the boards of central banks; Ambassadors, charges d’affaires and high ranking officers in the armed forces; and Members of administrative, management or supervisory bodies of State owned enterprises.

V.	OUTSIDE BUSINESS INTERESTS

1.	Introduction

This section sets out rules to address conflicts of interest that arise when Employees engage in business interests and activities in addition to their role at Fundsmith. Employees are generally expected to devote their full professional time and efforts to Fundsmith and avoid any external activities that could present an actual, potential or perceived conflict of interest with Fundsmith’s business or its clients.

2.	Prior Approval

Employees must obtain prior approval on Star Compliance to commence an outside business interest that meets any of the following criteria:

•	involves a time commitment that could prevent an Employee from performing his/her duties at Fundsmith;

•	accepting a second or part-time job of any kind;

•	participation in any business in the financial services industry;

•	teaching assignments, lectures, public speaking, publication of articles, or radio or television appearances; or

•	serving as an executive or non-executive director, officer, partner or trustee of, or as a consultant to, any business, corporation or partnership, including family-owned businesses and charitable, non-profit and political organisations.

3.	New Employees

New Employees are required to obtain approval for all existing outside business interests upon the commencement of employment by submitting a request on Star Compliance.

4.	Connected Persons

Employees are additionally required to disclose outside business interests of Connected Persons (see section III. 2) to the extent that the interest/activity could conflict with the interests of Fundsmith’s business or its clients. This could include, but is not limited to:

•	appointment to the board of a public company;

•	conducting business for a service provider, competitor or client of Fundsmith;

•	conducting business for a media organisation covering the financial services sector; or

•	conducting business for a company included in the Investible Universe (see section III. 3.3).

VI.	POLITICAL CONTRIBUTIONS

1.	Introduction

This section sets out rules to ensure Fundsmith does not violate US “pay-to-play” laws. This section only applies to US political contributions. Failure to comply with this section can result in Fundsmith violating US federal, state and local laws and / or preclude Fundsmith from conducting business with certain US government entities.

2.	Prohibition / Prior Approval

Employees are prohibited from making a contribution towards a US political candidate (including a political action committee) running for state or local government office or any subdivision thereof as incumbent or challenger. This prohibition applies equally to state or local officials who are running for federal office.

All other US political contributions must be prior approved through Star Compliance.

APPENDIX 1 – GLOSSARY

Brokerage Account	An account over which an Employee has control or discretionary trading authority and that has the capability to trade any securities.
Connected Persons	spouse; civil partner; dependent child / stepchild; other relatives sharing the same household for at least one year preceding the transaction date; any person to whom an Employee has close links; and other persons whose relationship with the Employee is such that the Employee has a direct or indirect interest in the outcome of the transaction.
Employees	Employees, executive directors, partners, officers and contractors[8] engaged by Fundsmith.
Exempt Securities	See III. 3.2
Fundsmith	Fundsmith Investment Services Limited
Investible Universe	See III. 3.3
Managed Account	an account that meets the following criteria: • the account is managed by a third-party investment manager; and • the Employee has no power to control or influence investment decisions in the account.
Reportable Securities	See III. 3.1.
The Code	Fundsmith’s Code of Ethics adopted pursuant to Rule 204A-1 of the Investment Adviser Act 1940.

8 The application of the Code to contractors is dependent on role and is determined by the Compliance Department on a case-by-case basis.

APPENDIX 2 – ITERATION LOG

Version	Summary of Change	Approved	Effective
2	Annual review.	Board of directors	Feb 2024
1	New Code of Ethics	Board of directors 26 Oct 2022	27 Oct 2022